Exhibit 99.1 (Filed herewith)

FOR RELEASE – May 19, 2010

Contact:

Ken Golden

Director, Strategic Public Relations

309-765-5678

DEERE REPORTS SECOND-QUARTER EARNINGS OF $547 MILLION

▪                 Income climbs 16 percent on 6 percent gain in net sales and revenues.

▪                 Results aided by strong demand for large farm machinery and higher shipments in construction and forestry.

▪                 Quarterly earnings include approximately $130 million tax charge related to U.S. health-care legislation; earnings would have been $677 million, or $1.58 per share, excluding charge (see appendix).

▪                 Earnings forecast for year increased to $1.6 billion.

MOLINE, Illinois (May 19, 2010) — Net income attributable to Deere & Company was $547.5 million, or $1.28 per share, for the second quarter ended April 30, compared with $472.3 million, or $1.11 per share, for the same period last year.

Affecting second quarter results was a tax charge of $129.5 million, or $0.30 per share, due to the previously announced impact of the enactment of U.S. health-care legislation. Without this item, earnings for the quarter would have been $677.0 million, or $1.58 per share. (Information on non-GAAP financial measures is included in the appendix.)

For the first six months of the year, net income attributable to Deere & Company was $790.7 million, or $1.85 per share, compared with $676.2 million, or $1.60 per share, last year. Six-month results also were affected by the tax charge.

Worldwide net sales and revenues increased 6 percent, to $7.131 billion, for the second quarter and were up 1 percent to $11.966 billion for six months. Net sales of the equipment operations were $6.548 billion for the quarter and $10.785 billion for six months, compared with $6.187 billion and $10.747 billion for the corresponding periods last year.

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“We’re proud of John Deere’s strong results, reflecting a disciplined approach to cost and asset management and the solid execution by employees of our business model,” said Samuel R. Allen, chairman and chief executive officer. “These actions are helping us extend our competitive advantage and fully capitalize on improving business conditions.” Sales of large farm machinery, particularly in the United States and Canada, are making a significant impact on the company’s performance, Allen noted, while construction and forestry shipments are rebounding from historic lows.

Summary of Operations

Net sales of the worldwide equipment operations increased 6 percent for the quarter and were essentially unchanged for six months compared with a year ago. Sales included a favorable currency-translation effect of 4 percent for the quarter and 5 percent for six months and price increases of 2 percent for both periods. Equipment net sales in the United States and Canada increased 4 percent for the quarter and declined 1 percent year to date. Outside the U.S. and Canada, net sales were up 9 percent for the quarter and 2 percent for six months, with favorable currency-translation effects of 9 percent and 10 percent for these periods.

Deere’s equipment operations reported operating profit of $988 million for the quarter and $1.303 billion for six months, compared with $628 million and $935 million last year.

Results were higher in the quarter primarily due to improved price realization, the impact of higher production volumes, the favorable effects of foreign exchange and lower raw-material costs, partially offset by higher postretirement benefit costs. Six-month results were higher due to lower raw-material costs, improved price realization and the favorable effects of foreign exchange, partially offset by higher postretirement benefit costs and the impact of lower shipment and production volumes.

Net income of the company’s equipment operations was $454 million for the quarter and $623 million for six months, compared with $406 million and $560 million for the respective periods last year. The same operating factors mentioned above, along with a higher effective tax rate, affected both quarterly and six-month results. The higher tax rate was mainly due to the tax charge associated with the enactment of U.S. health-care legislation.

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The company’s focus on disciplined asset management continued to produce solid results. Trade receivables and inventories ended the quarter at $7.017 billion, representing a reduction of $907 million, or 11 percent, from a year ago. Trade receivables and inventories at the end of the quarter were equal to 34 percent of previous 12-month sales compared with $7.924 billion, or 32 percent of sales, last year.

Net income of the company’s financial services operations was $86.9 million for the quarter and $172.0 million for six months compared with $68.9 million and $115.8 million last year. Results were higher for both periods primarily due to improved financing spreads, a lower provision for credit losses, growth in the credit portfolio and higher commissions from crop insurance. These factors were partially offset by lower tax credits related to wind energy projects and higher selling, administrative and general expenses.

Company Outlook & Summary

Company equipment sales are projected to be up 11 to 13 percent for fiscal 2010 and up 21 to 23 percent for the third quarter compared with the same periods a year ago. Included is a favorable currency-translation impact of about 3 percent for the year and about 2 percent for the quarter. For the full year, net income attributable to Deere & Company is anticipated to be approximately $1.6 billion. This amount includes the tax charge of approximately $130 million related to U.S. health-care legislation.

According to Allen, a consistent investment in advanced new products and expanded global capacity is helping the company benefit from an improving economy and puts it on a strong footing for the future.  “In our view, John Deere is exceptionally well-positioned to help meet the world’s increasing need for farm commodities and other renewable resources as well as for shelter and infrastructure,” Allen said. “We’re confident these developments hold sustainable promise, which supported by our advanced new products, technologies and well-regarded distribution channel, should continue delivering value to our customers, investors and other stakeholders.”

* * *

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Equipment Division Performance

Agriculture & Turf. Sales increased 1 percent for the quarter largely due to the favorable effects of currency translation and improved price realization, partially offset by lower shipment volumes. Sales were down 2 percent for the six months primarily due to lower shipment volumes, partially offset by the favorable effects of currency translation and improved price realization.

Operating profit was $952 million for the quarter and $1.304 billion year to date, compared with $703 million and $993 million last year. Operating profit was higher in the quarter primarily due to improved price realization, the impact of higher production volumes, the favorable effects of foreign exchange and lower raw-material costs, partially offset by higher postretirement benefit costs. Six-month operating profit was higher largely due to lower raw-material costs, improved price realization and favorable foreign-exchange effects. Partially offsetting these factors was the impact of lower shipment and production volumes and higher postretirement benefit costs.

Construction & Forestry. Construction and forestry sales were up 52 percent for the quarter and 15 percent for six months mainly due to higher shipment volumes, favorable currency-translation effects and improved price realization. The division had operating profit of $36 million for the quarter and an operating loss of $1 million for six months, compared with last year’s operating losses of $75 million in the quarter and $58 million for six months. The improvement in both periods primarily was due to higher shipment and production volumes and improved price realization, partially offset by higher postretirement benefit costs.

Market Conditions & Outlook

Agriculture & Turf. Worldwide sales of the company’s agriculture and turf division are forecast to increase by 9 to 11 percent for full-year 2010, with a favorable currency-translation impact of about 3 percent. Deere’s sales are benefiting in particular from strong demand for large tractors and combines.

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With support from healthy farm cash receipts, solid commodity prices and low interest rates, industry farm-machinery sales in the United States and Canada now are forecast to be up 5 to 10 percent for the year. In other parts of the world, industry sales in Western Europe are forecast to decline 10 to 15 percent for the year due to general weakness in the livestock, dairy and grain sectors. High levels of used equipment also are weighing on Western European markets. Sales in Central Europe and the Commonwealth of Independent States are expected to remain under pressure as a result of challenging economic conditions. In South America, industry sales are projected to increase by about 25 percent due mainly to improvement in the key Brazilian and Argentinean markets. Conditions in Brazil are receiving support from favorable prices for soybeans and sugarcane and from attractive government-supported financing. The farm economy in Argentina is benefiting from commodity prices and a return to more normal weather conditions.

Industry sales of turf equipment and compact utility tractors in the United States and Canada are expected to be up 5 to 10 percent for the year.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 30 percent for full-year 2010. Sales are benefiting from low inventories, associated with last year’s aggressive production cutbacks, and more-steady market conditions. Though remaining depressed as a result of declining non-residential construction and relatively high used-equipment levels, U.S. construction-equipment markets are showing signs of stabilization. Global forestry markets are improving from last year’s extremely weak levels, driven by higher worldwide economic output and somewhat-higher U.S. housing starts.

Credit. Full-year 2010 net income attributable to Deere & Company for the credit operations is forecast to be approximately $300 million. The forecast increase from 2009 is primarily due to more favorable financing spreads and a lower provision for credit losses, partially offset by higher selling, administrative and general expenses.

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John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $69.4 million for the second quarter and $133.4 million year to date, compared with $33.9 million and $69.0 million for the respective periods last year. Results were higher for both periods primarily due to improved financing spreads, a lower provision for credit losses and higher commissions from crop insurance, partially offset by higher selling, administrative and general expenses.

Net receivables and leases financed by JDCC were $19.818 billion at April 30, 2010, compared with $19.292 billion last year. Net receivables and leases administered, which include receivables administered but not owned, totaled $19.922 billion at April 30, 2010, compared with $19.455 billion a year ago.

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APPENDIX

DEERE & COMPANY

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), the company also discusses non-GAAP measures that exclude the tax charge due to the enactment of U.S. health-care legislation during the company’s second fiscal quarter in 2010. Net income attributable to Deere & Company and diluted earnings per share measures that exclude this item are not in accordance with, nor are they a substitute for, GAAP measures.  The company believes that discussion of results excluding this item provides a useful analysis of ongoing operating trends.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months ended April 30, 2010.

	Three Months Ended
	April 30, 2010
	Net Income Attributable to Deere & Company	Diluted Earnings per Share

GAAP measure	$547.5	$1.28

Tax charge due to enactment of Patient Protection and Affordable Care Act as amended by the Healthcare and Education Reconciliation Act of 2010	129.5	.30

Non-GAAP measure	$677.0	$1.58

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Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in the U.S. and Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

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All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  Current negative economic conditions and outlook have dampened demand for certain equipment.

Customer and company operations and results could be affected by changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism; wars and other international conflicts and the threat thereof; and the spread of major epidemics (including H1N1 and other influenzas).

Significant changes in market liquidity conditions could impact access to funding and associated funding costs, which could reduce the company’s earnings and cash flows.  Market conditions could also negatively impact customer access to capital for purchases of the company’s products; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A sovereign debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, customers, and company operations and results. State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC); actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4 and Final Tier 4 emission requirements), noise and the risk of climate change; changes in

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labor regulations; changes to accounting standards; changes in tax rates and regulations; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer purchasing behavior in response to changes in equipment design to meet government regulations and other standards; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries (Credit) depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market volatility worsens, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact Credit’s write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook,

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whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q).

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Second Quarter 2010 Press Release

(in millions of dollars)

	Three Months Ended April 30			Six Months Ended April 30
	2010	2009	% Change	2010	2009	% Change

Net sales and revenues:
Agriculture and turf ***	$5,637	$5,587	+1	$9,245	$9,406	-2
Construction and forestry	911	600	+52	1,540	1,341	+15
Total net sales	6,548	6,187	+6	10,785	10,747
Credit revenues	476	458	+4	958	931	+3
Other revenues	107	103	+4	223	216	+3
Total net sales and revenues	$7,131	$6,748	+6	$11,966	$11,894	+1

Operating profit (loss): *
Agriculture and turf ***	$952	$703	+35	$1,304	$993	+31
Construction and forestry	36	(75)		(1)	(58)	-98
Credit	105	58	+81	200	111	+80
Other	5			12	4	+200
Total operating profit	1,098	686	+60	1,515	1,050	+44
Other reconciling items **	(551)	(214)	+157	(724)	(374)	+94
Net income attributable to Deere & Company	$547	$472	+16	$791	$676	+17

Equipment operations outside the U.S. and Canada:
Net sales	$2,341	$2,155	+9	$4,052	$3,972	+2
Operating profit	207	88	+135	325	166	+96

*                                         Operating profit (loss) is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes.  Operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

**                                  Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, income taxes and net income attributable to noncontrolling interests.

***                           At the beginning of the third quarter of 2009, the Company combined the agricultural equipment and the commercial and consumer equipment organizations and internal reporting.  As a result, these two segments have been combined into the agriculture and turf segment for the second quarter and first six months ended April 30, 2009.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended April 30, 2010 and 2009

(In millions of dollars and shares except per share amounts) Unaudited

	2010	2009
Net Sales and Revenues
Net sales	$6,548.2	$6,187.0
Finance and interest income	435.1	442.1
Other income	147.6	118.7
Total	7,130.9	6,747.8

Costs and Expenses
Cost of sales	4,765.2	4,756.4
Research and development expenses	266.0	255.7
Selling, administrative and general expenses	733.3	688.0
Interest expense	207.3	269.4
Other operating expenses	170.2	166.4
Total	6,142.0	6,135.9

Income of Consolidated Group before Income Taxes	988.9	611.9
Provision for income taxes	448.4	137.1
Income of Consolidated Group	540.5	474.8
Equity in income (loss) of unconsolidated affiliates	9.3	(2.6)
Net Income	549.8	472.2
Less: Net income (loss) attributable to noncontrolling interests	2.3	(.1)
Net Income Attributable to Deere & Company	$547.5	$472.3

Per Share Data
Basic	$1.29	$1.12
Diluted	$1.28	$1.11

Average Shares Outstanding
Basic	424.4	422.7
Diluted	429.0	423.7

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Six Months Ended April 30, 2010 and 2009

(In millions of dollars and shares except per share amounts) Unaudited

	2010	2009
Net Sales and Revenues
Net sales	$10,785.5	$10,747.1
Finance and interest income	902.3	908.7
Other income	277.9	238.0
Total	11,965.7	11,893.8

Costs and Expenses
Cost of sales	7,970.7	8,298.9
Research and development expenses	501.7	475.1
Selling, administrative and general expenses	1,375.6	1,327.0
Interest expense	425.7	543.9
Other operating expenses	338.9	363.2
Total	10,612.6	11,008.1

Income of Consolidated Group before Income Taxes	1,353.1	885.7
Provision for income taxes	558.3	210.7
Income of Consolidated Group	794.8	675.0
Equity in income of unconsolidated affiliates	.6	1.2
Net Income	795.4	676.2
Less: Net income attributable to noncontrolling interests	4.7
Net Income Attributable to Deere & Company	$790.7	$676.2

Per Share Data
Basic	$1.86	$1.60
Diluted	$1.85	$1.60

Average Shares Outstanding
Basic	424.0	422.6
Diluted	428.2	423.7

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	April 30	October 31	April 30
	2010	2009	2009
Assets
Cash and cash equivalents	$3,614.9	$4,651.7	$4,797.2
Marketable securities	234.2	192.0	185.8
Receivables from unconsolidated affiliates	37.7	38.4	48.0
Trade accounts and notes receivable - net	4,014.2	2,616.9	4,373.1
Financing receivables - net	15,039.7	15,254.7	13,511.4
Restricted financing receivables - net	3,084.6	3,108.4	3,167.4
Other receivables	610.6	864.5	635.6
Equipment on operating leases - net	1,717.3	1,733.3	1,553.2
Inventories	3,002.9	2,397.3	3,551.0
Property and equipment - net	4,430.4	4,532.2	4,254.8
Investments in unconsolidated affiliates	227.0	212.8	207.6
Goodwill	1,006.4	1,036.5	1,256.7
Other intangible assets - net	129.3	136.3	145.2
Retirement benefits	169.0	94.4	1,150.4
Deferred income taxes	2,593.4	2,804.8	1,571.9
Other assets	1,102.5	1,458.4	1,391.5
Total Assets	$41,014.1	$41,132.6	$41,800.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$6,260.6	$7,158.9	$8,929.7
Payables to unconsolidated affiliates	151.4	55.0	101.2
Accounts payable and accrued expenses	5,625.9	5,371.4	5,589.7
Deferred income taxes	136.5	167.3	173.5
Long-term borrowings	17,375.8	17,391.7	16,850.2
Retirement benefits and other liabilities	5,804.5	6,165.5	3,283.6
Total liabilities	35,354.7	36,309.8	34,927.9
Total Deere & Company stockholders’ equity	5,650.9	4,818.7	6,868.2
Noncontrolling interests	8.5	4.1	4.7
Total stockholders’ equity	5,659.4	4,822.8	6,872.9
Total Liabilities and Stockholders’ Equity	$41,014.1	$41,132.6	$41,800.8

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Six Months Ended April 30, 2010 and 2009

(In millions of dollars) Unaudited

	2010	2009
Cash Flows from Operating Activities
Net income	$795.4	$676.2
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for doubtful receivables	59.3	96.1
Provision for depreciation and amortization	463.4	430.7
Share-based compensation expense	51.7	56.3
Undistributed earnings of unconsolidated affiliates	4.5	(1.7)
Provision (credit) for deferred income taxes	109.1	(73.3)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(1,220.4)	(1,124.6)
Inventories	(754.9)	(626.5)
Accounts payable and accrued expenses	458.6	(614.4)
Accrued income taxes payable/receivable	199.1	(28.0)
Retirement benefits	(34.5)	38.3
Other	285.3	(10.0)
Net cash provided by (used for) operating activities	416.6	(1,180.9)

Cash Flows from Investing Activities
Collections of receivables	5,889.8	6,256.6
Proceeds from sales of financing receivables	1.3	7.9
Proceeds from maturities and sales of marketable securities	9.2	810.4
Proceeds from sales of equipment on operating leases	330.9	226.5
Government grants related to property and equipment	21.6
Proceeds from sales of businesses, net of cash sold	5.8
Cost of receivables acquired	(6,034.9)	(5,443.4)
Purchases of marketable securities	(45.7)	(12.3)
Purchases of property and equipment	(311.2)	(449.1)
Cost of equipment on operating leases acquired	(208.2)	(167.3)
Acquisitions of businesses, net of cash acquired	(41.6)	(44.3)
Other	(67.1)	(40.7)
Net cash provided by (used for) investing activities	(450.1)	1,144.3

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(77.3)	804.3
Proceeds from long-term borrowings	939.8	4,211.6
Payments of long-term borrowings	(1,609.2)	(1,944.7)
Proceeds from issuance of common stock	43.5	4.1
Repurchases of common stock	(3.8)	(3.2)
Dividends paid	(237.6)	(354.5)
Excess tax benefits from share-based compensation	13.7	.7
Other	(19.9)	(113.6)
Net cash provided by (used for) financing activities	(950.8)	2,604.7

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(52.5)	17.7

Net Increase (Decrease) in Cash and Cash Equivalents	(1,036.8)	2,585.8
Cash and Cash Equivalents at Beginning of Period	4,651.7	2,211.4
Cash and Cash Equivalents at End of Period	$3,614.9	$4,797.2

See Condensed Notes to Interim Financial Statements.

Condensed Notes to Interim Financial Statements (Unaudited)

(1)       In the first quarter of 2010, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation (FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements).  ASC 810 requires that noncontrolling interests are reported as a separate line in stockholders’ equity.  The net income for both Deere & Company and the noncontrolling interests are included in “Net Income.”  The “Net income attributable to noncontrolling interests” is deducted from “Net Income” to determine the “Net Income Attributable to Deere & Company,” which will continue to be used to determine earnings per share.  As required, the presentation and disclosure requirements were adopted through retrospective application, and the consolidated financial statement prior period information has been adjusted accordingly.  The adoption did not have a material effect on the Company’s consolidated financial statements.

(2)       Dividends declared and paid on a per share basis were as follows:

	Three Months Ended April 30			Six Months Ended April 30
	2010	2009		2010	2009

Dividends declared	$.28	$.28		$.56	$.56
Dividends paid	$.28	$.56	*	$.56	$.84	*

*           Due to the dividend payment dates, two quarterly dividends of $.28 per share were included in the second quarter of 2009 and three quarterly dividends of $.28 per share were included in the first six months of 2009.

(3)       The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(4)       Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended April 30		Six Months Ended April 30
	2010	2009	2010	2009

Net income	$549.8	$472.2	$795.4	$676.2
Other comprehensive income, net of tax:
Retirement benefits adjustment	155.2	(115.8)	227.0	(105.3)
Cumulative translation adjustment	34.4	55.7	(75.5)	(37.1)
Unrealized gain (loss) on derivatives	15.6	8.2	21.9	(24.2)
Unrealized gain on investments	.3	.3	.6	5.9
Comprehensive income	$755.3	$420.6	$969.4	$515.5

(5)       The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental “Financial Services” data in Note 6 include primarily Deere & Company’s credit operations.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended April 30, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Net Sales and Revenues
Net sales	$6,548.2	$6,187.0
Finance and interest income	7.6	15.1	$482.8	$505.9
Other income	99.6	84.5	73.2	49.2
Total	6,655.4	6,286.6	556.0	555.1

Costs and Expenses
Cost of sales	4,765.6	4,756.7
Research and development expenses	266.0	255.7
Selling, administrative and general expenses	611.1	565.7	124.9	125.2
Interest expense	45.4	41.8	171.8	236.5
Interest compensation to Financial Services	49.2	69.9
Other operating expenses	39.4	43.3	149.3	135.0
Total	5,776.7	5,733.1	446.0	496.7

Income of Consolidated Group before Income Taxes	878.7	553.5	110.0	58.4
Provision (credit) for income taxes	424.8	147.5	23.4	(10.4)
Income of Consolidated Group	453.9	406.0	86.6	68.8

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Credit	83.5	68.3	.2	.1
Other	12.5	(2.1)
Total	96.0	66.2	.2	.1
Net Income	549.9	472.2	86.8	68.9
Less: Net income (loss) attributable to noncontrolling interests	2.4	(.1)	(.1)
Net Income Attributable to Deere & Company	$547.5	$472.3	$86.9	$68.9

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF INCOME

For the Six Months Ended April 30, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Net Sales and Revenues
Net sales	$10,785.5	$10,747.1
Finance and interest income	33.3	39.7	$969.2	$1,011.7
Other income	189.8	174.4	146.3	109.9
Total	11,008.6	10,961.2	1,115.5	1,121.6

Costs and Expenses
Cost of sales	7,971.4	8,299.6
Research and development expenses	501.7	475.1
Selling, administrative and general expenses	1,139.3	1,087.8	241.6	244.3
Interest expense	88.7	87.3	356.7	481.3
Interest compensation to Financial Services	91.8	118.0
Other operating expenses	73.5	122.6	306.2	281.1
Total	9,866.4	10,190.4	904.5	1,006.7

Income of Consolidated Group before Income Taxes	1,142.2	770.8	211.0	114.9
Provision (credit) for income taxes	518.8	211.3	39.6	(.6)
Income of Consolidated Group	623.4	559.5	171.4	115.5

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	164.1	112.8	.5	.3
Other	8.0	3.9
Total	172.1	116.7	.5	.3
Net Income	795.5	676.2	171.9	115.8
Less: Net income (loss) attributable to noncontrolling interests	4.8		(.1)
Net Income Attributable to Deere & Company	$790.7	$676.2	$172.0	$115.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	April 30 2010	October 31 2009	April 30 2009	April 30 2010	October 31 2009	April 30 2009

Assets
Cash and cash equivalents	$3,290.7	$3,689.8	$2,538.7	$324.1	$961.9	$2,258.5
Marketable securities			3.6	234.2	192.0	182.2
Receivables from unconsolidated subsidiaries and affiliates	1,401.5	461.4	521.3	1.5
Trade accounts and notes receivable - net	834.5	775.4	970.8	3,783.5	2,345.5	4,065.7
Financing receivables - net	8.4	5.4	3.7	15,031.2	15,249.3	13,507.7
Restricted financing receivables - net				3,084.6	3,108.4	3,167.4
Other receivables	490.9	734.4	563.7	121.4	130.8	75.0
Equipment on operating leases - net				1,717.3	1,733.3	1,553.2
Inventories	3,002.9	2,397.3	3,551.0
Property and equipment - net	3,368.2	3,457.2	3,127.9	1,062.2	1,075.1	1,126.9
Investments in unconsolidated subsidiaries and affiliates	3,333.9	3,164.6	2,892.7	6.3	6.5	5.8
Goodwill	1,006.4	1,036.5	1,256.7
Other intangible assets - net	125.3	136.3	145.2	4.0
Retirement benefits	167.9	93.2	1,147.2	6.9	10.2	4.4
Deferred income taxes	2,750.9	2,932.9	1,642.8	98.7	91.7	76.6
Other assets	355.9	399.6	468.2	746.9	1,059.3	924.9
Total Assets	$20,137.4	$19,284.0	$18,833.5	$26,222.8	$25,964.0	$26,948.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$368.7	$489.7	$1,492.9	$5,891.8	$6,669.2	$7,436.8
Payables to unconsolidated subsidiaries and affiliates	152.9	54.9	101.2	1,363.8	422.9	473.3
Accounts payable and accrued expenses	5,056.3	4,614.0	5,045.6	1,175.5	1,262.8	1,212.3
Deferred income taxes	79.5	93.7	103.6	313.1	293.4	217.4
Long-term borrowings	3,053.4	3,072.5	1,969.6	14,322.3	14,319.2	14,880.5
Retirement benefits and other liabilities	5,768.9	6,138.3	3,249.2	41.4	36.3	35.6
Total liabilities	14,479.7	14,463.1	11,962.1	23,107.9	23,003.8	24,255.9
Total Deere & Company stockholders’ equity	5,650.9	4,818.7	6,868.2	3,113.3	2,958.3	2,690.9
Noncontrolling interests	6.8	2.2	3.2	1.6	1.9	1.5
Total stockholders’ equity	5,657.7	4,820.9	6,871.4	3,114.9	2,960.2	2,692.4
Total Liabilities and Stockholders’ Equity	$20,137.4	$19,284.0	$18,833.5	$26,222.8	$25,964.0	$26,948.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Six Months Ended April 30, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Cash Flows from Operating Activities
Net income	$795.5	$676.2	$171.9	$115.8
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for doubtful receivables	1.7	14.9	57.6	81.2
Provision for depreciation and amortization	282.1	260.7	213.1	197.1
Undistributed earnings of unconsolidated subsidiaries and affiliates	(97.0)	(117.1)	(.5)	(.3)
Provision (credit) for deferred income taxes	108.3	(112.4)	.7	39.1
Changes in assets and liabilities:
Receivables	(105.9)	23.1	(9.4)	(12.9)
Inventories	(598.2)	(522.6)
Accounts payable and accrued expenses	604.9	(424.5)	(46.9)	29.9
Accrued income taxes payable/receivable	200.3	4.2	(1.1)	(32.2)
Retirement benefits	(42.4)	35.1	8.0	3.4
Other	127.7	39.5	232.0	15.9
Net cash provided by (used for) operating activities	1,277.0	(122.9)	625.4	437.0

Cash Flows from Investing Activities
Collections of receivables			16,497.7	16,185.9
Proceeds from sales of financing receivables			10.5	18.0
Proceeds from maturities and sales of marketable securities		799.8	9.2	10.6
Proceeds from sales of equipment on operating leases			330.9	226.5
Government grants related to property and equipment			21.6
Proceeds from sales of businesses, net of cash sold	5.8
Cost of receivables acquired		(7.6)	(17,856.8)	(16,737.2)
Purchases of marketable securities			(45.7)	(4.8)
Purchases of property and equipment	(281.3)	(410.7)	(29.9)	(38.4)
Cost of equipment on operating leases acquired			(420.0)	(307.7)
Acquisitions of businesses, net of cash acquired	(33.3)	(44.3)	(8.3)
Other	(59.7)	(8.4)	(50.1)	(32.4)
Net cash provided by (used for) investing activities	(368.5)	328.8	(1,540.9)	(679.5)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(126.3)	1,213.2	49.0	(408.8)
Change in intercompany receivables/payables	(941.6)	465.0	941.6	(465.0)
Proceeds from long-term borrowings	.1		939.6	4,211.6
Payments of long-term borrowings	(5.9)	(20.5)	(1,603.3)	(1,924.2)
Proceeds from issuance of common stock	43.5	4.1
Repurchases of common stock	(3.8)	(3.2)
Dividends paid	(237.6)	(354.5)	(70.0)
Excess tax benefits from share-based compensation	13.7	.7
Other	(9.5)	(7.0)	33.1	(106.7)
Net cash provided by (used for) financing activities	(1,267.4)	1,297.8	290.0	1,306.9

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(40.2)	.4	(12.3)	17.3

Net Increase (Decrease) in Cash and Cash Equivalents	(399.1)	1,504.1	(637.8)	1,081.7
Cash and Cash Equivalents at Beginning of Period	3,689.8	1,034.6	961.9	1,176.8
Cash and Cash Equivalents at End of Period	$3,290.7	$2,538.7	$324.1	$2,258.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.